EXHIBIT 99.1

         Image Entertainment Reports Financial Results for Fiscal 2007
                       First Quarter Ended June 30, 2006

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Aug. 11, 2006--Image
Entertainment, Inc. (NASDAQ:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today reported financial results for its first quarter ended June 30, 2006.

    Fiscal 2007 First Quarter Financial Highlights

    -- Net revenues increased to $22.3 million, compared to $18.6 million for June 2005 quarter

    -- DVD and CD revenues were 92.8% and 2.2% of revenues, respectively

    --  Gross margins decreased to 18.6%, compared to 23.5% for June
        2005 quarter

    -- Net loss for the first quarter was ($2.3 million), or ($0.11) per share, which compared to net loss of ($1.7 million) or ($0.08) per share for first quarter ended June 30, 2005

    -- Selling expenses were 10.5% of net revenues for the first quarter, compared to 14.5% for June 2005 quarter

    -- General and administrative expenses were $3.8 million, compared to $3.3 million for the June 2005 quarter

    Best selling DVD releases for the quarter included Taylor Hackford's Chuck Berry: Hail! Hail! Rock 'n' Roll, Korn: Live on the Other Side; Criterion's Dazed and Confused and Jeff Dunham: Arguing With Myself.
    Martin W. Greenwald, President and Chief Executive Officer of Image Entertainment, commented, "Although we were pleased to see the 20% increase in revenues over last year in this traditionally weak first fiscal quarter, we experienced a significant decline in our gross margins. This was largely due to a greater percentage of exclusively distributed revenues, which typically generate lower gross margins, as compared with exclusively licensed product sold during the quarter. Despite the decline in margins we remain confident in our ability to produce and acquire high profile exclusive programming and are committed to growing our revenues and achieving consistent profitability."
    Mr. Greenwald continued, "Our increase in G&A costs were primarily due to legal and other expenses associated with the Lions Gate matter as well as the Special Committee process. Additionally, temporary labor costs to upgrade our exclusive rights management and internal reporting systems contributed to the increase in costs for the quarter."
    Mr. Greenwald added, "Egami Media continues to progress nicely as we expanded our reach to industry partners and grew the core library. We continue to focus attention on this division, which we believe will become a strong contributor to our revenue growth in the future. We also made significant strides within our feature film initiative where we now have seven projects completed, slated to be released in the second half of this fiscal 2007 and the first half of fiscal 2008, and have an additional two film projects in production. Producing feature films is a new business for us which we continue to believe will have a positive impact in the future."
    Mr. Greenwald concluded, "Looking ahead we remain very optimistic about Image's future and its position in the marketplace. We are taking steps to expand our current library, seek out and sign strategic revenue producing agreements, and continue to work to return to profitability by reducing and controlling our SG&A costs. We expect to announce some significant changes to Image's business model in the immediate future, as management strives to combat the current trends we are seeing within the entertainment industry as a whole."

    Fiscal Year 2007 Guidance

    The following statements are based on the Company's current expectations. These statements are forward-looking, and actual results may differ materially.

    Annual Guidance

    At this time, the Company believes that revenues for fiscal 2007 will range between $112 million and $120 million. The Company has not provided specific earnings guidance for fiscal 2007.

    Second Quarter of Fiscal 2007 Ending September 30, 2006 Guidance

    The Company believes that net revenues for the second quarter ended September 30, 2006, will range between $23 million and $26 million, resulting in a net loss for the quarter.

    Corporate Conference Call

    Image Entertainment's management will host a conference call today, August 11, at 4:30 p.m. ET to review the fiscal 2007 first quarter financial results as well as other corporate events. Martin W. Greenwald, CEO, David Borshell, COO, and, Jeff Framer, CFO will be on-line to discuss these results and take part in a Q & A session. The call can be accessed by dialing 888-202-2422 and requesting to join the conference call by stating the confirmation code 5046972, or by webcast at www.image-entertainment.com. Dial-ins begin at approximately 4:20 p.m. Eastern time, or at any time during the conference call. International participants please dial (913) 981-5592.
    A replay of the conference call will be available beginning two hours after the call and for the following five business days by dialing 888-203-1112 and entering the following pass code: 5046972. International participants please dial (719) 457-0820 using the same passcode.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with over 3,000 exclusive DVD titles and approximately 200 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to more than 1,500 video programs and over 150 audio programs containing more than 2,500 tracks. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. The Company's subsidiary Image Entertainment (UK) maintains a content acquisition office in London, England. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as "will," "may," "estimate," "expect," "intend," "plan," "believe," and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management's current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause action outcomes and results to differ materially from current expectations.
    These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see "Forward-Looking Statements" and "Risk Factors" in our most recent Annual Report on Form 10-K. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

                       IMAGE ENTERTAINMENT, INC.

                      CONSOLIDATED BALANCE SHEETS
                              (unaudited)

                   June 30, 2006 and March 31, 2006


                                ASSETS


(In thousands)                                  June 30,    March 31,
                                                  2006        2006
                                               ---------- ------------
Current assets:
   Cash and cash equivalents                     $10,211       $1,079
   Accounts receivable, net of allowances of
       $8,371 - June 30, 2006;
       $9,172 - March 31, 2006                    14,032       17,162
   Inventories                                    17,397       17,498
   Royalty and distribution fee advances          13,895       13,366
   Prepaid expenses and other assets               1,805          948
                                               ---------- ------------
   Total current assets                           57,340       50,053
                                               ---------- ------------
Noncurrent inventories, principally production
 costs                                             3,127        2,805
Noncurrent royalty and distribution advances      24,490       23,558
Property, equipment and improvements, net          4,799        4,999
Goodwill                                           5,715        5,715
Other assets                                         510          545
                                               ---------- ------------
                                                 $95,981      $87,675
                                               ========== ============


                       IMAGE ENTERTAINMENT, INC.

                      CONSOLIDATED BALANCE SHEETS
                              (unaudited)

                   June 30, 2006 and March 31, 2006



                 LIABILITIES AND SHAREHOLDERS' EQUITY


(In thousands, except share data)                      June     March
                                                        30,      31,
                                                       2006     2006
                                                     -------- --------
Current liabilities:
   Accounts payable                                   $7,123   $5,302
   Accrued liabilities                                 6,109    4,234
   Accrued royalties and distribution fees            10,626   13,355
   Accrued music publishing fees                       6,013    5,890
   Deferred revenue                                    5,638    5,751
   Revolving credit facility                          13,084   11,500
   Current portion of long-term debt, net of debt
    discount                                           1,688       --
                                                     -------- --------
   Total current liabilities                          50,281   46,032
                                                     -------- --------
Long-term debt, net of debt discount and less
 current portion                                       6,367       --
                                                     -------- --------
Total liabilities                                     56,648   46,032
                                                     -------- --------

Stockholders' equity:
   Preferred stock, $.0001 par value, 25 million
    shares authorized; none issued and outstanding        --       --
   Common stock, $.0001 par value, 100 million
    shares authorized; 21,296,000 issued and
    outstanding at June 30, 2006 and March 31, 2006,
    respectively                                      47,518   47,518
   Additional paid-in capital                          3,790    3,790
   Accumulated other comprehensive loss                   --       (4)
   Accumulated deficit                               (11,975)  (9,661)
                                                     -------- --------
Net stockholders' equity                              39,333   41,643
                                                     -------- --------
                                                     $95,981  $87,675
                                                     ======== ========


                       IMAGE ENTERTAINMENT, INC.

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)

           For the Three Months Ended June 30, 2006 and 2005



(In thousands, except per share data)     2006             2005
                                     ---------------- ----------------
NET REVENUES                         $22,347   100.0% $18,586   100.0%
                                     -------- ------- -------- -------
OPERATING COSTS AND EXPENSES:
   Cost of sales                      18,192    81.4   14,213    76.5
   Selling expenses                    2,342    10.5    2,691    14.5
   General and administrative
    expenses                           3,846    17.2    3,326    17.9
                                     -------- ------- -------- -------
                                      24,380   109.1   20,230   108.8
                                     -------- ------- -------- -------
LOSS FROM OPERATIONS                  (2,033)   (9.1)  (1,644)   (8.8)
OTHER EXPENSES (INCOME):
   Interest expense, net                 281     1.3       12     0.1
   Other                                  --      --       (4)   (0.0)
                                     -------- ------- -------- -------
                                         281     1.3        8     0.1
                                     -------- ------- -------- -------
LOSS BEFORE INCOME TAXES              (2,314)  (10.4)  (1,652)   (8.9)
INCOME TAXES                              --      --       --      --
                                     -------- ------- -------- -------
NET LOSS                             $(2,314) (10.4)% $(1,652)  (8.9)%
                                     ======== ======= ======== =======
NET LOSS PER SHARE:
                                     --------         --------
   Net loss - basic and diluted        $(.11)           $(.08)
                                     ========         ========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
   Basic and diluted                  21,296           21,252
                                     ========         ========


    CONTACT: Image Entertainment, Inc.
             Jeff Framer, 818-407-9100 ext. 299
             jframer@image-entertainment.com
             or
             Investor Relations:
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com or
             Corporate/Press Contact:
             THE HONIG COMPANY, INC.
             Steve Honig, 310-246-1801
             press@honigcompany.com